As filed with the Securities and Exchange Commission on September 5, 2024

Registration Statement No. 333-240311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment

to

Form S-3

Registration Statement

Under

THE SECURITIES ACT OF 1933

ASSETMARK FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-0774039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1655 Grant Street, 10th Floor

Concord, California 94520

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Michael Kim

Chief Executive Officer and President

AssetMark Financial Holdings, Inc.

1655 Grant Street, 10th Floor

Concord, CA 94520

(925) 521-2200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Alan F. Denenberg

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California 94025

Telephone: (650) 752-2000

Approximate date of commencement of proposed sale to the public: N/A. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-240311) of AssetMark Financial Holdings, Inc., a Delaware corporation (the “Registrant”), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 3, 2020, as amended by that certain Amendment No. 1 to Form S-3 filed with the SEC on June 17, 2021 (the “Registration Statement”), registering for the offer and sale from time to time of up to an aggregate of 17,135,117 shares of the Registrant’s common stock, par value $0.001 per share at a maximum offering price per share of $25.86. The Registration Statement was declared effective July 1, 2021. This Post-Effective Amendment is being filed to deregister any and all securities that remain unsold under the Registration Statement.

On April 25, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GTCR Everest Borrower, LLC, a Delaware limited liability company (“Parent”), and GTCR Everest Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). On September 5, 2024, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the offerings of securities pursuant to the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration all securities registered under the Registration Statement that remain unsold as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, State of California, on September 5, 2024.

AssetMark Financial Holdings, Inc.

/s/ Gary Zyla
Name:	Gary Zyla
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.